Exhibit 99.1

(f) In order to enable the Trustee to perform its duties as set forth in this Agreement, the Depositor shall provide, or cause to be provided, to the Trustee within ten (10) days after the Closing Date all information or data that the Trustee requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including, without limitation, the price, yield, prepayment assumption and projected cash flows of the Certificates and the Mortgage Loans. Thereafter, the Depositor shall provide to the Trustee promptly upon written request therefor, any such additional information or data that the Trustee may, from time to time, reasonably request in order to enable the Trustee to perform its duties as set forth in this Agreement. The Depositor hereby indemnifies the Trustee for any losses, liabilities, damages, claims or expenses of the Trustee arising from any errors, omissions or miscalculations of the Trustee that result from any failure of the Depositor to provide, or to cause to be provided, accurate information or data to the Trustee on a timely basis.

In the event that any tax is imposed on “prohibited transactions” of any REMIC as defined in section 860F(a)(2) of the Code, on the “net income from foreclosure property” of such REMIC as defined in section 860G(c) of the Code, on any contribution to any REMIC hereunder after the Startup Day pursuant to section 860G(d) of the Code, or any other tax is imposed, including, without limitation, any minimum tax imposed upon any REMIC pursuant to sections 23153 and 24874 of the California Revenue and Taxation Code, if not paid as otherwise provided for in this Agreement, such tax shall be paid by (i) the Trustee, if any such other tax arises out of or results from a breach by the Trustee of any of its obligations under this Agreement, (ii) the Master Servicer, in the case of any such minimum tax, or if such tax arises out of or results from a breach by the Master Servicer of any of its obligations under this Agreement, (iii) the Depositor, if any such tax arises out of or results from the Depositor’s obligation to repurchase a Mortgage Loan pursuant to Section 2.02 or 2.03, including any obligation of the Seller or a Transferor to repurchase a Mortgage Loan, or (iv) in all other cases, or in the event that the Trustee, the Master Servicer or the Depositor fails to honor its obligations under the preceding clauses (i), (ii) or (iii), any such tax will be paid with amounts otherwise to be distributed to the Certificateholders, as provided in Section 3.08(b).

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